Exhibit 99

[Applica logo]

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(954) 883-1000
investor.relations@applicamail.com

Applica Incorporated Reports 2004 Third-Quarter and
Year-to-Date Financial Results

     Miramar, Florida (November 4, 2004) — Applica Incorporated (NYSE: APN) today announced that third-quarter sales for 2004 were $187.8 million, an increase of 8.2% from the same period in 2003. For the first nine months of 2004, sales were $479.2 million, an increase of 11.0% over the first nine months of 2003. The increases in sales in the third quarter and nine-month period resulted primarily from sales of new products and increased sales of core Black & Decker® branded products, offset by a decline in contract manufacturing sales.

     Applica reported a net loss for the 2004 third quarter of $9.9 million, or $0.41 per share, compared with earnings of $4.9 million, or $0.20 per diluted share, for the 2003 third quarter. The third quarter of 2004 included expenses of $9.2 million related to termination benefits and a loss of $0.8 million on the sale of Applica’s Chinese manufacturing operations. The third-quarter 2003 earnings included $16.2 million of equity in the net earnings of a joint venture in which Applica owned a 50% interest.

     For the first nine months of 2004, Applica reported a net loss of $138.2 million, or $5.78 per share, as compared to net income of $21.7 million, or $0.91 per diluted share, for the same period last year. As previously announced, Applica incurred a non-cash tax expense in the second quarter of 2004 of approximately $24.0 million related to the U.S. taxes on previously undistributed foreign earnings. Additionally, as previously announced, in the second quarter of 2004, the Company recognized a non-cash adjustment to goodwill of $62.8 million (or $46.4 million after tax) as the result of its annual test of its existing goodwill for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.’’ Finally, Applica increased its allowance related to deferred tax assets by $51.4 million, resulting in a non-cash tax expense in the second quarter. The 2003 year-to-date earnings included $55.2 million ($33.1 million after tax) of equity in the net earnings of a joint venture.

     Applica’s gross profit margin increased to 29.8% in the three-month period ended September 30, 2004 as compared to 29.1% for the same period in 2003. The increase in the gross profit margin was primarily attributed to sales of new products with higher margins and the movement of production of core products from our manufacturing facility in Mexico to third parties in China. For the first nine months of the year, the gross profit margin increased to 29.6% as compared to 29.1% for the same period in 2003.

     Harry D. Schulman, President and Chief Executive Officer stated, “We have gone through significant changes over the last few months, including the sale of our Chinese manufacturing operations, the renewal of the Black & Decker® license, the move of our executive offices and other matters. Additionally, this past week, we sold our Jerdon division. We believe that these are profound changes that will have a lasting positive effect on the company, and we intend to continue to transform Applica to create long-term shareholder value.”

     Applica will hold a conference call today at 11:00 a.m., Eastern Standard Time, to discuss its third-quarter and year-to-date results and to give guidance on future results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com by clicking on the Investor Relations page. You may also access the call via CCBN at www.streetevents.com. The event will be archived and available for replay through Thursday, November 11, 2004, at midnight.

     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small electric consumer goods. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in Mexico. Additional information regarding the Company is available at www.applicainc.com.

     Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include uncertainties regarding our transition from manufacturers to a company that purchases all of its products from third party sources; complications resulting from our implementation of the new ERP system; success or failure of our growth strategy; increases in cost and availability of raw materials and components; our dependence on purchases from large customers; the strength of the U.S. retail market; currency fluctuations in our international operations; the potential for product recalls and product liability claims against us; the bankruptcy or loss of a major retail customer, distributor or supplier; the risks of our international operations; changes in trade relations with China; our dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; dependence on foreign suppliers and supply and manufacturing constraints; cancellation or reduction of orders; and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

Applica Incorporated and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	September 30,
	2004	December 31,
	(Unaudited)	2003
	(In thousands)
Assets

Current Assets:
Cash and cash equivalents	$5,107	$12,735
Accounts and other receivables, less allowances of $11,652 in 2004 and $12,543 in 2003	136,177	131,021
Notes receivable – current and former officers	1,554	1,615
Inventories	173,849	106,326
Prepaid expenses and other	18,980	21,828
Refundable income taxes	2,686	4,823
Future income tax benefits	2,442	11,616

Total current assets	340,795	289,964
Investment in Joint Venture	—	5,389
Property, Plant and Equipment - at cost, less accumulated depreciation of $76,680 in 2004 and $100,445 in 2003	43,252	62,154
Future Income Tax Benefits, Non-Current	8,304	49,695
Goodwill	—	62,812
Other Intangibles, Net	4,998	6,146
Other Assets	2,005	2,676

Total Assets	$399,354	$478,836

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$49,925	$39,273
Accrued expenses	60,703	61,362
Current maturities of long-term debt	8,955	5,919
Current taxes payable	2,462	2,172
Deferred rent	665	301

Total current liabilities	122,710	109,027
Other Long-Term Liabilities	1,313	1,327
Long-Term Debt, Less Current Maturities	173,022	130,869

Shareholders’ Equity:
Common stock – authorized:75,000 shares of $0.10 par value; issued and outstanding:
24,069 shares in 2004 and 23,687 shares in 2003	2,407	2,369
Paid-in capital	158,865	156,604
(Accumulated deficit) retained earnings	(51,766)	86,474
Note receivable – former officer	(1,496)	(1,496)
Accumulated other comprehensive earnings (loss)	(5,701)	(6,338)

Total shareholders’ equity	102,309	237,613

Total Liabilities and Shareholders’ Equity	$399,354	$478,836

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,
	2004		2003
	(In thousands, except per share data)
Net sales	$187,750	100.0%	$173,512	100.0%
Cost of goods sold	131,850	70.2	123,004	70.9

Gross profit	55,900	29.8	50,508	29.1

Selling, general and administrative expenses:
Operating expenses	52,846	28.1	53,358	30.8
Termination benefits	9,153	4.9	—	—
Loss on sale of subsidiary	784	0.4	—	—

Operating loss	(6,883)	(3.7)	(2,850)	(1.7)

Other expense (income):
Interest expense	2,360	1.3	3,597	2.1
Interest and other income	(80)	—	(245)	(0.1)
Loss on early extinguishment of debt	—	—	1,906	1.1

	2,280	1.2	5,258	3.0

Loss before equity in net earnings of joint venture and income taxes	(9,163)	(4.9)	(8,108)	(4.7)
Equity in net earnings of joint venture	—	—	16,199	9.3

Loss before income taxes	(9,163)	(4.9)	8,091	4.7
Income tax provision	780	0.4	3,236	1.9

Net (loss) earnings	$(9,943)	(5.3)%	$4,855	2.8%

Earnings (loss) per common share:
(Loss) earnings per common share – basic	$(0.41)		$0.21

(Loss) earnings per common share – diluted	$(0.41)		$0.20

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Nine Months Ended September 30,
	2004		2003
	(In thousands, except per share data)
Net sales	$479,236	100.0%	$431,598	100.0%
Cost of goods sold	337,377	70.4	305,962	70.9

Gross profit	141,859	29.6	125,636	29.1

Selling, general and administrative expenses:
Operating expenses	146,729	30.6	132,240	30.6
Termination benefits	9,153	1.9	—	—
Loss on sale of subsidiary	784	0.2	—	—
Repositioning charge	(563)	(0.1)	—	—
Impairment of goodwill	62,812	13.1	—	—

Operating loss	(77,056)	(16.1)	(6,604)	(1.5)

Other expense (income):
Interest expense	6,718	1.4	11,431	2.6
Interest and other income	(1,069)	(0.2)	(893)	(0.2)
Loss on early extinguishment of debt	187	—	1,906	0.4

	5,836	1.2	12,444	2.9

Loss before equity in net earnings of joint venture and income taxes	(82,892)	(17.3)	(19,048)	(4.4)
Equity in net earnings of joint venture	—	—	55,199	12.8

(Loss) earnings before income taxes	(82,892)	(17.3)	36,151	8.4
Income tax provision	55,348	11.5	14,460	3.4

Net (loss) earnings	$(138,240)	(28.8)%	$21,691	5.0%

Earnings (loss) per common share:
(Loss) earnings per common share – basic	$(5.78)		$0.92

(Loss) earnings per common share – diluted	$(5.78)		$0.91